Free Writing Prospectus Filed on June 12, 2006 pursuant to Rule 433 Registration Statement Nos. 333-132560 and 333-132560-01 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "Depositors") Ford Credit Floorplan Master Owner Trust A (the "Issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free (888) 603-5847. 1

Ford Credit Floorplan 2006-3 Investor Presentation 2007 Model Year EDGE

AGENDA Ford and Ford Credit Overview U.S. Wholesale Business Overview Transaction Structure Transaction Timeline Question and Answer 2

TOTAL COMPANY FIRST QUARTER 2006 SUMMARY Earnings per share from Continuing Operations, excluding special items, were 24¢*; net income was a loss of 64¢ Losses in North America substantial but anticipated Launched Way Forward plan to turn around North America South America, Europe, and the Premier Automotive Group were profitable and improved from last year Ford Credit pre-tax profit of $751 million Liquidity remains strong * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for method of calculation, and Appendix (page 2) for reconciliation to GAAP 3

Earnings Per Share Net Income / (Loss) $ (0.64) $ (1.24) Continuing Ops. -- Excl. Special Items* 0.24 (0.38) After-Tax Profits (Mils.) Net Income $(1,187) $(2,399) Continuing Ops. -- Excl. Special Items** 458 (802) Memo: Tax Rate 9.1% (12.0) Pts. Pre-Tax Profits (Mils.) Incl. Special Items $(1,971) $(3,520) Excl. Special Items 560 (1,096) Revenue (Bils.) Total Sales and Revenue $ 41.1 $ (4.1) Automotive Sales 37.0 (2.3) Vehicle Unit Sales (000) 1,722 6 Automotive Cash, Marketable and Loaned Securities and Short-term VEBA*** (Bils.) Gross**** $ 23.7 $ 0.8 Net of Total Debt 5.9 1.1 Operating-Related Cash Flow***** (0.7) (1.6) TOTAL COMPANY 2006 FIRST QUARTER RESULTS 2006 O / (U) 2005 First Quarter * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for method of calculation, and Appendix (page 2) for reconciliation to GAAP ** See Appendix (page 2) for reconciliation to GAAP *** Voluntary Employee Beneficiary Association (VEBA) Trust used to pre-fund certain employee benefit obligations **** See Appendix (page 3) for reconciliation to GAAP ***** See Appendix (page 4) for calculation and Appendix (page 5) for reconciliation to GAAP 4

TOTAL COMPANY 2006 FIRST QUARTER PRE-TAX PROFIT / (LOSS) BY SECTOR* * Excludes special items; see Appendix (page 2) and Appendix (page 6) for reconciliation to GAAP Memo: B / (W) 2005 $(1,096) $(764) $(332) Total Auto Fin Svcs 2Q 560 -184 744 Financial Services Automotive (Mils.) Total $560 $744 $(184) 5

AUTOMOTIVE SECTOR 2006 FIRST QUARTER PROFIT / (LOSS) BY SEGMENT* Memo: B / (W) 2005 $(764) $(1,121) $57 $32 $218 $(41) $(9) $100 * Excludes special items; see Appendix (page 2) and Appendix (page 6) for reconciliation to GAAP Other Auto. North America Europe Asia Pacific & Africa (Mils.) WW N. Amer S. Amer Europe PAG AP&Africa Mazda Other 2Q -184 -457 134 91 163 2 45 -162 $(184) $(162) $(457) $91 P.A.G. South America $163 $45 Mazda & Assoc. Operations $134 $2 Worldwide 6

America's Car Company Customer Focus Strong Brands Bold, Innovative Products Great Quality Clear Pricing Competitive Costs & Capacity Bold Leadership 2006 - 2012 WAY FORWARD PLAN 7

Bold leadership - "change or die" mentality A comprehensive strategy that starts with the customer Strong brands - Ford, Lincoln and Mercury A balanced portfolio of fully competitive products Quality among the industry leaders A revised pricing strategy - clear, credible and simple Market share stabilized at about today's level Cost structure significantly improved Capacity right-sized WAY FORWARD SUMMARY 8

Mustang Convertible Lincoln Zephyr Ford Fusion Lincoln Mark LT Mercury Milan Mercury Milan Ford Explorer AUTOMOTIVE SECTOR - NORTH AMERICA 2005 NEW PRODUCT LAUNCHES 9

Lincoln MKX Ford Edge Shelby GT 500 Explorer Sport Trac AUTOMOTIVE SECTOR - NORTH AMERICA 2006 NEW PRODUCT LAUNCHES 2006 NEW PRODUCT LAUNCHES 2006 NEW PRODUCT LAUNCHES Navigator Expedition 10

Aston Martin DB9 Volante Range Rover Sport AUTOMOTIVE SECTOR - P.A.G. 2005 NEW PRODUCT LAUNCHES Land Rover LR3 Range Rover Jaguar XK 11

AUTOMOTIVE SECTOR - P.A.G. 2006 NEW PRODUCT LAUNCHES Volvo C70 Volvo S80 Jaguar XK8 Convertible Jaguar XK8 Convertible Aston Martin V8 Vantage 12

Fiesta Fusion Fusion Fusion Focus ST Mondeo AUTOMOTIVE SECTOR - EUROPE 2005 NEW PRODUCT LAUNCHES 13

AUTOMOTIVE SECTOR - EUROPE 2006 NEW PRODUCT LAUNCHES Transit S-MAX Focus Coupe-Cabriolet Galaxy 14

FORD CREDIT RESULTS AND METRICS - FIRST QUARTER Receivables (Bils.) On-Balance Sheet $125 $132 Securitized Off-Balance Sheet 40 17 Managed $165 $149 Charge-Offs (Mils.) On-Balance Sheet $181 $111 Managed 229 136 Loss-to-Receivables Ratio On-Balance Sheet 0.56% 0.34 % Managed - U.S. Retail and Lease 0.72 0.57 - Worldwide Total 0.55 0.37 Allow. for Credit Losses Worldwide Amount (Bils.) $ 2.2 $ 1.4 Pct. Of EOP Receivables 1.74% 1.08% Leverage (To 1) Financial Statement 11.4 11.9 Managed 13.0 11.8 Dividend (Bils.) $ 0.5 $ 0.3 2005 2006 Key Metrics* Net Income (Mils.) $710 $479 ROE 24.6% 17.4% 2005 2006 East 1061 751 4Q 0 0 Pre-Tax Profits (Mils.) 1st Qtr 2005 1st Qtr 2006 $1,061 $751 First Quarter * See Appendix (pages 7 - 10) for calculation, definitions and reconciliation to GAAP $(310) 15

FINANCIAL SERVICES SECTOR 2006 FIRST QUARTER FORD CREDIT PRE-TAX PROFIT COMPARED WITH 2005 (Bils.) 2004 2005 Volume Other Fin Credit loss Lease Other 1.1 0.8 -0.2 -0.2 0.1 -0.1 0.1 $(0.2) $(0.2) Financing Margin Lease Residual $0.1 Volume 2006 $(0.1) Other 2005 $0.1 Credit Loss $0.8 $1.1 $(0.3) 16

CREDIT LOSS METRICS Q105 Q205 Q305 Q405 Q106 Owned 181 137 175 213 111 Securitized 48 32 36 33 29 Worldwide Managed Credit Losses - Charge-Offs (Mils.) On-Balance Sheet Securitized Off-Balance Sheet Ford Lincoln Mercury U.S. Retail & Lease Loss-to-Receivables Ratio (Pct.) Worldwide Loss-to-Receivables Ratio (Pct.) $229 $211 $169 1Q05 2Q05 3Q05 4Q05 1Q06 ON Bal Sheet 0.0055 0.0041 0.0055 0.0065 0.0037 Managed 0.0056 0.0044 0.0058 0.0068 0.0034 $246 Managed On-Balance Sheet Managed On-Balance Sheet 1Q05 2Q05 3Q05 4Q05 1Q06 ON Bal Sheet 0.0072 0.0062 0.0091 0.0093 0.0057 Managed 0.0065 0.0063 0.0094 0.0097 0.0056 Q1 2006 Q1 Q2 Q3 Q4 2005 Q1 2006 Q1 Q2 Q3 Q4 2005 Q3 Q1 Q1 Q2 2006 Q4 2005 $136 17

Q105 Q205 Q305 Q405 Q106 Worldwide Owned 30 25 28 26 23 Repo Ratio 0.0241 0.0205 0.0242 0.0232 0.0209 CREDIT LOSS DRIVERS - FORD LINCOLN MERCURY U.S. RETAIL & LEASE* Over-60-Day Delinquencies Repossessions (000) Q105 Q205 Q305 Q405 Q106 Worldwide Owned 6000 6000 6300 6200 5900 Loss Severity Q3 Q1 Q1 Q2 2006 Q4 * On a serviced basis Repo. Ratio 2005 Memo: New Bankruptcy Filings (000) 18 20 20 26 4 1Q05 2Q05 3Q05 4Q05 1Q06 NON-BANKRUPT 0.0011 0.0012 0.0019 0.0017 0.0014 Q1 2006 Q1 Q2 Q3 Q4 2005 Q1 2006 Q1 Q2 Q3 Q4 2005 18

Q4 Q1 Q2 Q3 Q4 East 34 32 28 27 22 West 6 4 4 5 9 LEASE RESIDUAL PERFORMANCE - FORD LINCOLN MERCURY U.S. Lease Return Volume (000) Q3 Q4 Q1 Q1 Q2 2006 2005 1Q2005 2Q2005 3Q2005 4Q 2005 1Q 2006 AV 24-Month 16460 16130 15130 15490 16310 AV 36-Month 13810 13640 13190 13220 13830 Auction Values (At Q1 2006 Mix) 36-Month 24-Month Q3 Q4 Q1 Q1 Q2 Memo: Worldwide Net Investment in Operating Leases in (Bils.) $21.7 $21.9 $22.2 $22.2 $23.7 2005 36 32 32 2006 24- Month 36- Month 40 31 19

PRESENT SENIOR UNSECURED DEBT RATINGS – FORD & FORD CREDIT

Agency	Long-Term	Outlook/ Trend	Short-Term
Dominion Bond Rating Service			
Ford Motor	BB (low)	Negative	R-3 (high)
Ford Credit	BB	Negative	R-3 (high)
Fitch Ratings			
Ford Motor	BB-	Negative	N/A
Ford Credit	BB	Negative	B
Moody's Investors Service			
Ford Motor	Ba3 *	Negative	N/A
Ford Credit	Ba2 *	Negative	NP
Standard & Poor's	BB- **	Negative	B-2 **

* Ratings under review for possible downgrade

** On CreditWatch with negative implications; FCE Bank plc Long-Term on Credit Watch with developing implications

20

FORD CREDIT FUNDING STRUCTURE 2004 2005 2006 1Q2006 Equity 11 11 11 11 Term Debt/Other 110 92 70 84 Securitization 23 35 50 40 ABS CP 20 22 22 23 Ford Interest Advantage 9 8 8 7 Commercial Paper 9 1 0 1 Overborrow -12.7 -18 -17 -16 Equity Unsecured Commercial Paper Asset-Backed Commercial Paper $168 $140-145 $46-50 $110 $11 $11-12 Year-end 2004 Year-end 2005 March 31, 2006 $8 $20 Funding of Managed Receivables* (Bils.) Securitized Funding as Percentage of Managed Receivables 26% 38% 49-53% 42% Year-end 2006 Fcst $22 $92 $11 Term Asset-Backed Securities Term Debt and Other $18 Cash, Cash Equivalents and Marketable Securities** $15-19 $13 $20-24 $150 $149 $40 $83 $11 $16 $70-74 $35 $23 $9 $5-7 $7 $7 Ford Interest Advantage $23 * From continuing operations ** Excluding marketable securities related to insurance activities 21

FORD CREDIT STRATEGY Ford Motor Credit Company is a strategic asset of Ford Motor Company Receivables are high quality; portfolio is performing well On track to reduce managed receivables to $140-$145 billion by year-end 2006 Funding sources continue to be diverse Successful implementation of North America Way Forward plan will improve financial strength over time 22

FORD CREDIT FUNDING STRATEGY* Maintain strong liquidity and access to diverse funding sources Cash balance of $16 billion at March 31, 2006** Continue to add committed funding capacity beyond present needs Expand and diversify asset-backed funding - $13 billion YTD Retail - issued in U.S., Mexico, Europe, Australia and Japan Lease - completed private transactions in the U.S. and Canada Wholesale - issued in the U.S. Continue to participate in whole-loan sales market - $1 billion YTD Canadian deal Issue unsecured term debt opportunistically - $2 billion YTD * YTD funding through April 20, 2006 ** Includes cash, cash equivalents and marketable securities (excluding marketable securities related to insurance activities) 23

Public Transactions - Institutional $ 7 $ 8 $ 2 - 5 $ 2 $ 0 - 2 - Retail 5 1 0 - 1 0 0 - 1 Total Debt $12 $ 9 $ 2 - 5 $ 2 $ 0 - 3 Securitization** 6 12 8 - 12 3 8 - 12 Total $18 $21 $10 - 17 $ 5 $10 - 15 Private Transactions*** $10 $18 $25 - 33 $ 11 $25 - 35 FORD CREDIT TERM FUNDING PLAN 2004 Actual (Bils.) 2005 Actual (Bils.) Forecast (Bils.) YTD Actual* (Bils.) 2006 Memo: Prior Forecast (Bils.) * YTD Actual through April 20, 2006 ** Reflects new issuance and includes funding from discontinued operations in 2004; excludes whole-loan sales and other structured financings *** Includes private securitizations, other structured financings and whole-loan sales; excludes sales to our on-balance sheet asset-backed commercial paper programs and proceeds from revolving transactions $16 24

Global Bank Lines Other FCAR Motown Conduits Cash Total Back-up liquidity 12.6 18.2 10 19.1 15.9 70.5 5.3 Bank Lines FCAR Motown Conduits Unsecured CP Total Back-up liquidity 1.5 15.9 6.5 7.4 0.7 32 FORD CREDIT LIQUIDITY PROGRAMS Capacity / Liquidity Utilization of Liquidity March 31, 2006 (Bils.) March 31, 2006 (Bils.) * Includes $6.5 billion of Ford bank lines that Ford Credit and/or FCE can use at Ford's option ** Subject to availability of sufficient assets; FCAR commercial paper must be supported by bank lines equal to at least 100% of the principal amount; Motown Notes must be supported by bank lines equal to at least 5% of their principal amount (Motown lines equal $500 million); conduits includes other committed securitization programs *** Cash, cash equivalents and marketable securities (excludes marketable securities related to insurance activities); includes $2.9 billion legally isolated related to SPE's $75.8 ** ** Committed capacity and cash exceeded utilization by over $40 billion * Committed Credit Facilities FCAR Lines Motown Program Conduits Cash*** Total Committed Credit Facilities FCAR Motown Notes Conduits Unsecured CP Total $19.1 $10.0 $18.2 $12.6 $15.9 Committed Capacity and Cash*** $70.5 Liquidity Committed capacity = $59.9 billion ** 25

Under 3 Months Under 6 Months Under 1 Year Under 2 Years Total Assets 43 50 62 79 95 Liabilities 13 15 24 38 77 LIQUIDITY PROFILE OF FORD CREDIT'S BALANCE SHEET Cumulative Maturities* - As of March 31, 2006 (Bils.) * Includes U.S., Europe, and Canada at scheduled maturities; interest earning assets excludes on-balance sheet securitized net of unsold assets and retained interest; cash includes cash, cash equivalents and marketable securities (excluding marketable securities related to insurance activities); interest bearing debt excludes on-balance sheet securitized debt ** Includes unsecuritized and retained wholesale, unrestricted cash and Ford Interest Advantage Under 3 Months** Under 6 Months Under 1 Year Under 2 Years Total Interest Earning Assets and Cash at Face Value Interest Bearing Debt at Face Value 26

FIRST QUARTER 2006 SUMMARY Ford Earnings per share from Continuing Operations, excluding special items, were 24¢*; net income was a loss of 64¢ Losses in North America substantial but anticipated Launched Way Forward plan to turn around North America South America, Europe and the Premier Automotive Group were profitable and improved from last year Ford Credit Pre-tax profit of $751 million; net income of $479 million Continued favorable credit loss performance Strong liquidity - including $16 billion of cash, cash equivalents and marketable securities Completed year-to-date $16 billion of term funding * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for method of calculation, and Appendix (page 2) for reconciliation to GAAP 27

AGENDA Ford and Ford Credit Overview U.S. Wholesale Business Overview Transaction Structure Transaction Timeline Question and Answer 28

WHOLESALE BUSINESS OVERVIEW Wholesale financing is a cornerstone product for Ford Credit. It builds dealer satisfaction, develops long-term relationships, and delivers a consistent source of profitability to the Company. Financing is provided to over 5,000 dealerships in the U.S. including: Ford-franchised dealers selling Ford, Lincoln, and Mercury brands - Ford Credit is the primary source of financing for these dealers Other Ford Trustmark brand dealers including Aston Martin, Jaguar, Land Rover, Mazda and Volvo Non-Ford dealers - primarily affiliated with Ford-franchised dealers Origination and servicing is managed locally by Ford Credit branch offices - higher credit level authorities and a devoted risk management function are centralized at Ford Credit Headquarters 29

WHOLESALE FINANCE PLANS Wholesale financing is provided under the following general finance plans: Factory purchases - vehicle purchases directly from manufacturer Direct wholesale purchases - vehicle purchases other than from the manufacturer (dealer trades, off-lease vehicles, customer trade-ins) Wholesale transfers - vehicle transfers between dealers Auction purchases - vehicle purchases from eligible auctions In-transit period financing 30

GENERAL WHOLESALE FINANCE TERMS Advance rates New (untitled) vehicles - 100% of invoice amount, including destination charges and dealer holdback (currently approximately 3% of MSRP) Auctioned vehicles - auction price plus auction fee Used vehicles - up to 100% of wholesale value (as determined by selected trade publications) Interest rates New and auctioned vehicles - generally prime rate plus 1.00% Used vehicles - generally prime rate plus 1.75% Payment terms Principal due generally upon sale of related vehicle Interest and other administrative charges payable monthly in arrears 31

IN-TRANSIT WHOLESALE FINANCING For Ford, Lincoln and Mercury dealers, Ford Credit provides financing during the in-transit period - the time between the factory release of the vehicle and its delivery to the dealer The dealer is legally obligated to Ford Credit for the vehicle at factory release - Ford agrees to pay Ford Credit an adjustment fee for the in-transit period (currently the prime rate plus 0.30%) The in-transit receivable is the obligation of the dealer; the adjustment fee is the obligation of Ford As of April 28, 2006 in-transit receivables represented approximately 8% of the Trust balance 32

UNDERWRITING - DEALER RISK RATINGS A proprietary model is used to assign a risk rating to each dealer Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer's ability to meet its financial obligations Includes capitalization and leverage, liquidity and cash flow, profitability and credit history Dealer risk ratings categorized in the following groups: Group I - strong to superior financial metrics Group II - fair to favorable financial metrics Group III - marginal to weak financial metrics Group IV - poor financial metrics, may be uncollectible Other - Includes dealers that either have no dealer risk rating or have a dealer risk rating based on Ford Credit's previous risk rating model, generally because Ford Credit only provides in-transit financing for such dealer. 33

UNDERWRITING - DEALER RISK RATINGS 34

UNDERWRITING - CREDIT LINES Wholesale financing is provided under established credit lines - a dealer may have multiple credit lines including new, used, commercial, or fleet (only new and used are eligible for the Trust) New vehicles lines Set and adjusted based on a 60-day vehicle supply - does not represent a credit commitment Line size is a guideline, not a strict credit limit - most dealers are permitted to exceed their lines but this will trigger more extensive monitoring Used vehicle lines Set and adjusted based on a 30-day vehicle supply - does not represent a credit commitment Line size is a strictly monitored credit limit 35

DEALER MONITORING - PAYMENT TRENDS Dealer payment activities are monitored on a daily, weekly, monthly, quarterly, and annual basis Daily payment verifications Regularly scheduled analysis of payoffs, aged inventory, overline reports, and delinquency reports Dealers exhibiting adverse trends are typically placed on a monthly or quarterly early warning or watch report - results in more extensive monitoring and reviews by higher credit level authorities An electronic curtailment tool may also be used to require the payoff or curtailment of any receivable 36

DEALER MONITORING - WHOLESALE PAYOFF REPORT Screen shot of wholesale payoff report 37

DEALER MONITORING - AGED INVENTORY REPORT Screen shot of wholesale payoff report Screen shot of wholesale payoff report 38

DEALER MONITORING - OVERLINE REPORT Screen shot of wholesale payoff report 39

DEALER MONITORING - CURTAILMENT TOOL Screen shot of wholesale payoff report 40

DEALER MONITORING - CREDIT REVIEWS Ford Credit reviews dealer financial statements on a monthly basis and performs a full credit review for each dealer at least annually - frequency depends on risk rating and total exposure Reviews consider: Overall financial condition, including liquidity, capitalization and ability to service debt Collateral and security position available to Ford Credit - UCC searches conducted to verify security position Personal guarantees and related secondary collateral Any non-standard terms or exceptions to approved plans are identified and require approvals from a higher credit authority Certain categories of borrowers or conditions are elevated to a higher credit authority (e.g., separate used car operations) 41

DEALER MONITORING - INVENTORY AUDITS Ford Credit audits dealer inventory and sales records regularly. On-site audits performed at least annually and as often as weekly, depending on the dealer's risk rating Dealer receives no advance notice Strict restrictions on how often the same auditor can visit a dealer Auditors must account for all inventory using automated handheld tool equipped with a VIN scanner Payment demanded for any sold-out-of-trust (SOT) detected 42

BRANCH ACTIONS If the branch discovers any issues in its monitoring of a dealer, it may: Initiate discussion with the Ford sales division Increase audit frequency Meet with owners/guarantors Increase risk rating to trigger more extensive monitoring Review curtailment options Schedule a working capital audit Schedule a field credit review File liens on property of guarantors Declare a dealer status 43

STATUS DECLARATION A dealer status is declared when: Dealer does not satisfy an SOT condition discovered during an audit Dealer fails to pay principal or interest Dealer bankruptcy Any other circumstances that warrant immediate action The branch may then: Suspend credit lines Maintain Ford Credit personnel on site Collect titles and keys Secure dealer inventory Issue demand letters 44

CHARGE-OFF PROCEDURES If the branch does not believe that the dealer can work out of a status situation, Ford Credit will: Liquidate vehicles and any available secondary assets to obtain greatest value Continue collection efforts against personal and corporate guarantors In liquidation, inventory is disposed through the following channels: Transfer of vehicles to other dealers Transfer of vehicles to the manufacturer Sale of vehicles at auction 45

Beginning in 2002, average principal receivables balance is the average of the monthly average principal balances (based on daily balances) for the period indicated. Prior to 2002, average principal receivables balance is the average of the monthly average principal balances (based on beginning and ending balances) for the period indicated. Net Losses in any period are gross losses less any recoveries for such period. Recoveries include amounts received from any related security in addition to the underlying vehicles. Liquidations represent monthly cash payments and charge-offs that reduce the outstanding principal balance of a receivable. For the non-annual periods, the percentages are annualized. WHOLESALE PORTFOLIO PERFORMANCE Loss Experience of Ford Credit's U.S. Dealer Floorplan Portfolio Loss Experience of Ford Credit's U.S. Dealer Floorplan Portfolio Loss Experience of Ford Credit's U.S. Dealer Floorplan Portfolio Loss Experience of Ford Credit's U.S. Dealer Floorplan Portfolio Loss Experience of Ford Credit's U.S. Dealer Floorplan Portfolio Loss Experience of Ford Credit's U.S. Dealer Floorplan Portfolio Year Ended December 31 Year Ended December 31 Year Ended December 31 Year Ended December 31 Year Ended December 31 (Dollars in Millions) (Dollars in Millions) (Dollars in Millions) (Dollars in Millions) (Dollars in Millions) 2005 2004 2003 2002 2001 Average principal receivables balance(1) $ 23,633 $ 26,479 $ 25,416 $ 22,787 $ 22,158 Net losses (recoveries)(2) $ 11.6 $ 21.7 $ 11.2 $ 19.2 $ 18.6 Liquidations(3) $ 103,322 $ 110,849 $ 114,249 $ 113,221 $ 121,868 Net Losses/liquidations 0.011% 0.020% 0.010% 0.017% 0.015% Net Losses/average principal receivables balance(4) 0.049% 0.082% 0.044% 0.084% 0.084% 46

AGENDA Ford and Ford Credit Overview U.S. Wholesale Business Overview Transaction Structure Transaction Timeline Question and Answer 47

TRANSACTION BACKGROUND & STRUCTURE Securitization is the primary funding source for Ford Credit's wholesale financing business - first securitized in 1992 Current Master Owner Trust structure was developed in 2001 The series 2006-3 Notes ("FCFMOT 2006-3") represents Ford Credit's fifth public term ABS wholesale dealer financing issuance from FCFMOTA. Series 2006-1 and 2006-2 are privately issued variable funding notes The transaction specifics of FCFMOT 2006-3 are as follows: Class A Notes Class B Notes Size: Ratings (S&P/Moody's/Fitch): [AAA/Aaa/AAA] [A/A1/A] Weighted Average Life (years): [3.0/5.0] [3.0/5.0] Offering: [Public] [Public] First Interest Payment Date: [July 2006] [July 2006] Targeted Final Payment Date: [May 2009/2011] [May 2009/2011] Stated Final Payment Date: [May 2011/2013] [May 2011/2013] Monthly Distribution Date: 15th of each month 15th of each month Benchmark One-month LIBOR One-month LIBOR Day Count: [Actual/360] [Actual/360] ERISA Eligible: [Yes] [Yes] Delivery: DTC, Clearstream, Euroclear DTC, Clearstream, Euroclear 48

TRANSACTION STRUCTURE 2006-3 Wholesale Transaction 2006-3 Wholesale Transaction Class A Notes 84.50% Class B Notes 5.00% Subordination Factor 10.50% Reserve Account(1) 1.00% Participation Percentage(1) 4.00% 49 (1)As a percentage of Notes

SAMPLE OF AMORTIZATION EVENTS Average monthly principal payment rate for the three immediately preceding collection periods is less than 21% The cash balance in the Excess Funding Account (EFA) exceeds 30% of the outstanding note balance for three consecutive months The available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency or similar events relating to Ford or Ford Credit 50

WHOLESALE PORTFOLIO PERFORMANCE Monthly Payment Rate is calculated as principal collections plus Cash Management Agreement deposits less dealer-to-dealer vehicle transfers divided by the beginning of period balance 51

AGENDA Ford and Ford Credit Overview U.S. Wholesale Business Overview Transaction Structure Transaction Timeline Question and Answer 52

TRANSACTION TIMELINE June 2006 June 2006 June 2006 June 2006 June 2006 June 2006 June 2006 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Date Event June 7 - 8 European Roadshow (London) June 13 - 15 U.S. Roadshow Week of June 19 Announce, launch and price transaction Week of June 26 Close transaction 53

TRANSACTION PARTICIPANTS Issuer: Ford Credit Floorplan Master Owner Trust A Seller/Servicer: Ford Motor Credit Company Underwriters: ABN AMRO Incorporated (Joint-Lead Manager) Deutsche Bank Securities (Joint-Lead Manager) Lehman Brothers (Joint-Lead Manager) Issuer's Counsel: Dewey Ballantine LLP Underwriters' Counsel: McKee Nelson LLP Indenture Trustee: JPMorgan Chase Bank, N.A. Owner Trustee: The Bank of New York Accountants: PriceWaterhouseCoopers LLP 54

SAFE HARBOR Automotive Related: A continued decline in Ford's market share; Continued or increased price competition for Ford vehicles resulting from industry overcapacity, currency fluctuations or other factors; A market shift (or an increase in or acceleration of market shift) away from Ford's sales of trucks or sport utility vehicles, or from sales of its other more profitable vehicles in the United States; A significant decline in industry sales and our financing of those sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors; Lower-than-anticipated market acceptance of new or existing Ford products; Continued or increased high prices for or reduced availability of fuel; Adverse effects from the bankruptcy or insolvency of a major competitor; Economic distress of suppliers that has in the past or may in the future require Ford to provide financial support or take other measures to ensure supplies of components or materials; Work stoppages at Ford or supplier facilities or other interruptions of supplies; Single-source supply of components or materials; The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs; Increased safety, emissions, fuel economy or other (e.g., pension funding) regulations resulting in higher costs, cash expenditures and/or sales restrictions; Unusual or significant litigation or governmental investigations arising out of alleged defects in Ford products or otherwise; A change in Ford's requirements for parts or materials where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts"); Inability to implement the Way Forward plan; Ford Credit Related: Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades or otherwise; Higher-than-expected credit losses; Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; Collection and servicing problems related to our finance receivables and net investment in operating leases; Lower-than-anticipated residual values or higher-than-expected return volumes for lease vehicles; New or increased credit, consumer protection or other regulations resulting in higher costs and/or additional financing restrictions; Changes in Ford's marketing programs that de-emphasize financing incentives, which could result in a decline in our share of financing Ford vehicles; General: Major capital market disruptions that could prevent Ford or us from having access to the capital markets or that would limit our liquidity; Labor or other constraints on Ford's or our ability to restructure its or our business; Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends); Currency or commodity price fluctuations; Changes in interest rates. Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: We cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward- looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward- looking statements, whether as a result of new information, future events or otherwise. 55

AGENDA Ford and Ford Credit Overview U.S. Wholesale Business Overview Transaction Structure Transaction Timeline Question and Answer 56

Appendix

TOTAL COMPANY CALCULATION OF FIRST QUARTER EARNINGS PER SHARE Net Income (Mils.) Numerator After-Tax Profits $(1,187) $ 458 Impact on Income from assumed conversion of convertible preferred securities 0 53 Income for EPS $(1,187) $ 511 Denominator Average shares outstanding 1,865 1,865 Net issuable shares, primarily stock options (2) 5 Convertible preferred securities 0 282 Average shares for EPS 1,863 2,152 EPS $ (0.64) $ 0.24 Appendix 1 of 10 Cont. Ops. -- Excl. Special Items (Mils.) First Quarter 2006

TOTAL COMPANY 2006 FIRST QUARTER INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME Income / (Loss) from Continuing Operations Excluding Special Items $ 0.24 $ 458 $ 560 Special Items Way Forward Jobs Bank / Employee Separation $(0.61) $(1,140) $(1,754) Pension Curtailment Charges (0.14) (269) (414) Facility-Related U.S. Plant Idling Costs (0.10) (183) (281) Additional Personnel Reduction Programs (0.03) (53) (82) Total Special Items $(0.88) $(1,645) $(2,531) Income / (Loss) from Continuing Ops. $(0.64) $(1,187) $(1,971) Memo: Total Net Income / (Loss) $(0.64) $(1,187) Pre-Tax Profit (Mils.) First Quarter Earnings Per Share* After-Tax Profit (Mils.) * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for method of calculation $(2,449) Appendix 2 of 10

AUTOMOTIVE SECTOR GROSS CASH RECONCILIATION TO GAAP Cash and Cash Equivalents $13.4 $10.1 $(3.3) $ 9.5 Marketable Securities 6.9 9.1 2.2 9.2 Loaned Securities 3.4 3.1 (0.3) 0.9 Total Cash / Market. Securities $23.7 $22.3 $(1.4) $19.6 Short-Term VEBA 1.4 1.4 0 3.3 Gross Cash $25.1 $23.7 $(1.4) $22.9 March 31, 2006 B / (W) Dec. 31, 2005 (Bils.) March 31, 2006 (Bils.) Dec. 31, 2005 (Bils.) Appendix 3 of 10 Memo: March 31, 2005 (Bils.)

AUTOMOTIVE SECTOR 2006 FIRST QUARTER CASH* First Quarter (Bils.) Cash, Marketable and Loaned Securities, Short-Term VEBA Assets March 31, 2006 $23.7 December 31, 2005 25.1 Change in Gross Cash $ (1.4) Operating-Related Cash Flows Automotive Pre-Tax Profits** $ (0.2) Capital Spending (1.8) Depreciation and Amortization** 1.8 Changes in Receivables, Inventory, and Trade Payables (0.6) Other -- Primarily Expense and Payment Timing Differences 0.1 Total Automotive Operating-Related Cash Flow $ (0.7) Other Changes in Cash Cash Impact of Jobs Bank Expenses and Separation Programs (0.4) Pension Contributions (0.3) Capital Transactions w / Financial Services Sector 0.2 Dividends to Shareholders (0.2) All Other 0 Total Change in Gross Cash $ (1.4) Memo: Gross Cash Compared with March 31, 2005 $ 0.8 * See Appendix (pages 3 and 5) for reconciliation to GAAP ** Excludes special items; see Appendix (page 2) and Appendix (page 6) for reconciliation to GAAP Appendix 4 of 10

AUTOMOTIVE SECTOR GAAP RECONCILIATION OF OPERATING-RELATED CASH FLOWS Net Cash Flows from Operating Activities $(0.7) $(2.5) Items Included in Operating-Related Cash Flows Capital Expenditures $(1.8) $(0.4) Net Transactions Between Automotive and Financial Services Sectors* (0.5) 0.2 Exclusion of Cash Flows from Securities Trading 1.3 0.7 Exclusion of ST VEBA Cash Flows - Net (Drawdown) / Top-Up 0 0.8 Other 0.3 0.4 Items Excluded from Operating-Related Cash Flows Pension Contributions 0.3 (1.1) Cash Impact of Jobs Bank Expenses and Separation Programs 0.4 0.3 Tax Refunds 0 0 Total Auto. Operating-Related Cash Flows $(0.7) $(1.6) * Net transactions with Automotive / Financial Services consistent with the Condensed Sector Statement of Cash Flows First Qtr. (Bils.) 2006 B / (W) Than 2005 (Bils.) Appendix 5 of 10

TOTAL COMPANY 2005 - 2006 FIRST QUARTER PRE-TAX RESULTS* North America $ 557 $(2,976) $(107) $(2,519) $ 664 $ (457) South America 77 134 0 0 77 134 Total Americas $ 634 $(2,842) $(107) $(2,519) $ 741 $ (323) Europe $ 59 $ 82 $ 0 $ (9) $ 59 $ 91 P.A.G. (55) 160 0 (3) (55) 163 Total Europe / P.A.G. $ 4 $ 242 $ 0 $ (12) $ 4 $ 254 Asia Pacific and Africa $ 43 $ 2 $ 0 $ 0 $ 43 $ 2 Mazda & Assoc. Operations 54 45 0 0 54 45 Total AP and Africa / Mazda $ 97 $ 47 $ 0 $ 0 $ 97 $ 47 Total International $ 101 $ 289 $ 0 $ (12) $ 101 $ 301 Other Automotive (262) (162) 0 0 (262) (162) Total Automotive $ 473 $(2,715) $(107) $(2,531) $ 580 $ (184) Financial Services 1,076 744 0 0 1,076 744 Total Company $1,549 $(1,971) $(107) $(2,531) $1,656 $ 560 * From continuing operations 2006 (Mils.) Pre-Tax Profits (Incl. Special Items) Special Items Pre-Tax Profits (Excl. Special Items) 2006 (Mils.) 2006 (Mils.) Appendix 6 of 10 2005 (Mils.) 2005 (Mils.) 2005 (Mils.)

FORD CREDIT KEY METRIC DEFINITIONS In addition to evaluating Ford Credit's financial performance on a GAAP financial statement basis, Ford Credit management also uses other criteria, some of which were previously disclosed in this presentation and are defined below. Information about the impact of on-balance sheet securitization is also included below: Managed Receivables - receivables reported on Ford Credit's balance sheet and receivables Ford Credit sold in off-balance-sheet securitizations and continues to service Serviced Receivables - includes managed receivables and receivables Ford Credit sold in whole-loan sale transactions (i.e., receivables for which Ford Credit has no continuing exposure or risk of loss) Charge-offs on Managed Receivables - charge-offs associated with receivables reported on Ford Credit's balance sheet plus charge-offs associated with receivables Ford Credit sold in off-balance sheet securitizations and continues to service Impact of On-Balance Sheet Securitization - finance receivables (retail and wholesale) and investments in operating leases reported on Ford Credit's balance sheet include assets transferred in securitizations that do not qualify for accounting sale treatment. These assets have been legally transferred to Ford Credit sponsored special purpose entities and are available only to pay the obligations of the special purpose entities and are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors. Debt reported on Ford Credit's balance sheet includes debt issued by these special purpose entities to securitization investors which is payable out of collections on the assets supporting the securitizations and is not the legal obligation of Ford Credit or its other subsidiaries Appendix 7 of 10

FORD CREDIT PRE-TAX INCOME EFFECT OF RECEIVABLES SALES ACTIVITY 2006 (Mils.) First Quarter 2005 (Mils.) Investment and Other Income Related to Off-Balance Sheet Securitizations Earnings Impact if Reported on Balance Sheet Net Gain on Sales of Receivables $ 25 $ 24 Servicing Fees 99 58 Income on Residual Interest and Other 205 120 Income on Interest in Sold Wholesale Receivables and Retained Securities 116 8 Total Investment and Other Income Related to Sales of Receivables $ 445 $ 210 Less: Whole-loan Income (16) (3) Total Income Related to Off-Balance Sheet Securitizations $ 429 $ 207 Retail Revenue $ 400 $ 327 Wholesale Revenue 301 - Total Financing Revenue $ 701 $ 327 Borrowing Cost (242) (176) Net Financing Margin $ 459 $ 151 Credit Losses (39) (23) Income Before Income Taxes $ 420 $ 128 Recalendarization Impact of Off-Balance Sheet Securitizations $ 9 $ 79 Appendix 8 of 10

FORD CREDIT RATIO DEFINITIONS In addition to evaluating Ford Credit's financial performance on a GAAP financial statement basis, Ford Credit management also uses other criteria, some of which were previously disclosed in this presentation and are defined below: Leverage: Total Debt - Financial Statement Leverage = Equity Total Debt Securitized Off-Balance Sheet Receivables Cash, Cash Equivalents & Marketable Securities* Fair Value Hedge Acctg. Adjustments on Total Debt Equity Minority Interest Fair Value Hedge Acctg. Adjustment on Equity - Managed Leverage + - - - = + - Retained Interest in Securitized Off-Balance Sheet Receivables Charge-offs = Average Receivables Loss-to-Receivables Ratio Appendix 9 of 10 * Excluding marketable securities related to insurance activities

FORD CREDIT RECONCILIATIONS OF MANAGED LEVERAGE TO FINANCIAL STATEMENT LEVERAGE Total Debt* $132.7 $131.4 Total Securitized Receivables Outstanding 41.1 17.0 Retained Interest in Securitized Receivables (8.3) (1.4) Adjustments for Cash, Cash Equivalents and Marketable Securities** (13.1) (15.9) Fair Value Hedge Accounting Adjustments (2.2) (1.1) Adjusted Debt $150.2 $130.0 Total Stockholder's Equity (incl. minority interest) $ 11.6 $ 11.0 Fair Value Hedge Accounting Adjustments (0.1) 0 Adjusted Equity $ 11.5 $ 11.0 Managed Leverage 13.0 11.8 Financial Statement Leverage 11.4 11.9 * Includes $17.9 billion and $47.6 billion on March 31, 2005 and March 31, 2006 respectively of debt issued by securitization SPEs which is payable solely out of collections on the receivables sold to the SPEs and is not the legal obligation of Ford Credit ** Excluding marketable securities related to insurance activities March 31, 2006 (Bils.) Leverage Calculation Appendix 10 of 10 March 31, 2005 (Bils.)